UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) June 5, 2024
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Teladoc Health, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-37477 (Commission File Number)	04-3705970 (I.R.S. Employer Identification Number)
2 Manhattanville Road Suite 203 Purchase, NY 10577
(Address of principal executive offices and zip code)
(203) 635-2002
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	TDOC	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and Director

Effective June 10, 2024, Charles Divita, III joined Teladoc Health, Inc. (the “Company”) as its Chief Executive Officer. In connection with Mr. Divita's appointment to the position of Chief Executive Officer, Mala Murthy stepped down as acting Chief Executive Officer of the Company and will remain the Company's Chief Financial Officer. Also in connection with Mr. Divita's appointment, effective June 10, 2024, the Board of Directors (the “Board”) of the Company increased the number of directors on the Board to nine and appointed Mr. Divita as a director of the Company.

Prior to joining the Company, Mr. Divita, age 55, served from June 2018 to May 2024 as Executive Vice President Commercial Markets at GuideWell Mutual Holding Corporation (“GuideWell”), a leading not-for-profit, policyholder-owned health solutions organization and its Florida Blue health insurance business. In this role, Mr. Divita was responsible for the strategy, oversight and performance of Florida Blue’s individual consumer and employer group health business as well as other certain shared services functions. From December 2011 until he was appointed to his position as Executive Vice President Commercial Markets, Mr. Divita held other senior leadership positions at GuideWell, including Senior Vice President, Chief Financial Officer and Group Vice President, Chief Accounting Officer of Florida Blue. Prior to joining GuideWell and Florida Blue, Mr. Divita held a number of successive positions at FPIC Insurance Group, a former property and casualty insurance company and leading writer of medical professional liability insurance in Florida and other markets, including serving as President and Chief Executive Officer of Employers Mutual, Inc., a third-party administrator of self-funded insurance arrangements, and culminating in serving as Chief Financial Officer of FPIC. Mr. Divita also held various management roles with Prudential Financial from 1996 to 2000 and began his career in public accounting with Arthur Andersen, LLP from 1991 to 1996. Mr. Divita holds Bachelor of Science degrees in both accounting and finance from Florida State University. He is a certified public accountant and member of the Florida Institute of CPAs. Mr. Divita previously served on various boards including Availity, Prime Therapeutics and VIM.

There are no family relationships between Mr. Divita and any director or officer of the Company, and no arrangements or understandings between Mr. Divita and any other person pursuant to which he was selected as an officer and director. There are no transactions involving the Company and Mr. Divita that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with his commencement of employment with the Company, Mr. Divita and the Company entered into an agreement (the “Offer Letter”) that provides for (i) an annual base salary of $800,000, (ii) eligibility to receive an annual bonus targeted at 100% of his annual base salary, with a bonus in respect of 2024 pro-rated to reflect his partial year of service, and (iii) a new-hire incentive equity award under the Company’s 2023 Employment Inducement Incentive Award Plan with an aggregate target value of approximately $15,000,000, which were issued on June 10, 2024 in the form of 939,849 performance stock units and 469,924 restricted stock units. The restricted stock units to be issued to Mr. Divita are expected to vest one-third on the first anniversary of the grant date and in eight substantially equal quarterly installments beginning on the 15-month anniversary of the grant date, in each case subject to Mr. Divita’s continued service on the applicable vesting date. The performance stock units to be issued to Mr. Divita provide a target number of shares of the Company's common stock that would be earned at the end of a specified performance period based on (i) the Company's adjusted EBITDA for 2025 (“EBITDA PSUs”) and (ii) the Company's actual compound annual revenue growth rate during the period January 1, 2025 through December 31, 2027 (“Revenue CAGR PSUs”). Seven-twelfths of any earned EBITDA PSUs would vest on March 10, 2026 and the remaining five-twelfths would vest in five substantially equal quarterly installments over the subsequent 15 months. Any earned Revenue CAGR PSUs would vest on March 1, 2028. The Company anticipates granting annual incentive equity awards in future years, with an aggregate grant date fair value of at least $9,700,000 in 2025, which are expected to be issued fifty percent in the form of restricted stock units and fifty percent in the form of performance stock units, in each case in accordance with the Company’s customary practices and subject to approval by the Board or a committee thereof. Mr. Divita will also be entitled to receive a relocation benefit equal to $20,000 per month for the first 12 months.

In connection with his appointment as Chief Executive Officer, the Company and Mr. Divita also entered into an employment agreement (the “Employment Agreement”). The Employment Agreement provides that in the event Mr. Divita is terminated by the Company without “cause” or he resigns for “good reason” (each, as defined in the Employment Agreement), in each case, other than within 12 months following a “change of control” (as defined in the Employment Agreement) of the Company, he will be eligible to receive severance payments and benefits of (i) 18 months’ of continued base salary, (ii) a pro rata portion of the bonus he would have earned for the year of termination, (iii) any earned but unpaid annual bonus for the year prior to his termination, (iv) up to 18 months’ of continued health insurance premiums, if elected, and (v) accelerated vesting of his outstanding equity or equity-based awards scheduled to vest based on continued service during the 12 months following his termination, with any performance-based awards remaining eligible to vest to the extent the performance conditions are satisfied in the 12 months following the termination, provided that in the case of performance-based awards granted on June 10, 2024, the accelerated equity vesting described in this clause (v) will be calculated as if such performance conditions are deemed satisfied at target level. If Mr. Divita’s qualifying termination of employment occurs within 12 months following a change of control of the Company, he will be eligible to receive the foregoing payments and benefits, except that (i) he will also be eligible to receive an additional lump-sum payment equal to 100% of his target annual bonus, and (ii) in lieu of the foregoing equity acceleration, all of his unvested equity and equity-based awards subject to service-based vesting will immediately and fully vest and any performance-based awards will remain eligible to vest to the extent the performance conditions are thereafter satisfied, provided that in the case of performance-based awards granted on June 10, 2024, the accelerated equity vesting described in this clause (ii) will be calculated as if such performance conditions are deemed satisfied at target level. Mr. Divita’s receipt of severance payments and benefits is subject to his timely execution and delivery of a release of claims against the Company and his ongoing compliance with certain restrictive covenants contained in the Employment Agreement.

Mr. Divita is subject to customary non-compete and non-solicitation provisions during the term of his employment and for a period of 18 months following his termination. Mr. Divita has also entered into the Company’s standard indemnification agreement.

The foregoing description of the Offer Letter and the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Offer Letter and Employment Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Form 8-K.

Executive Severance Agreement Amendment

On June 6, 2024, pursuant to the Letter Agreement, dated as of April 1, 2024, by and between the Company and Ms. Murthy, the Company agreed to amend her Executive Severance Agreement (the “Amendment”) to reflect the intent of the parties that, following her return to the position of Chief Financial Officer she receive certain compensation for not less than two years. Therefore, the Amendment provides for additional severance in the event Ms. Murthy is terminated by the Company without “cause” or she resigns for “good reason” during the period that is two years from the date that Ms. Murthy steps down as acting Chief Executive Officer (such second anniversary, the “Target Date”), including:

•a lump-sum cash payment equal to the sum of: (i) the base salary Ms. Murthy would have received between her termination and the Target Date, (ii) an amount equal to two (2) times her target annual bonus, pro-rated to reflect the time between her termination and the Target Date, (iii) an amount equal to two (2) times her annual equity grant, pro-rated to reflect the time between her termination and the Target Date, and (iv) an amount equal to her premiums for continued medical, dental or vision coverage pro-rated to reflect the time between her termination and the Target Date;
•tolling of the exercise date of her vested stock options to 90 days after her termination; and
•accelerated vesting of her time-based equity awards that were scheduled to vest in the time between her termination and the Target Date and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are satisfied during such period.

The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed as Exhibit 10.3 to this Form 8-K.

Increase in Shares Reserved Under Inducement Plan

In connection with the appointment of Mr. Divita as the Chief Executive Officer and the Employment Agreement, on June 10, 2024, the Company amended its 2023 Employment Inducement Incentive Award Plan (the “2023 Inducement Plan”) solely to increase the number of shares of common stock, par value $0.001 per share (“Common Stock”), reserved for issuance under the 2023 Inducement Plan by 4,000,000 shares, to a new total of 4,500,000 shares of Common Stock. The Inducement Plan, as amended, is filed as Exhibit 10.4 hereto and incorporated herein by reference. As previously disclosed, the 2023 Inducement Plan was adopted by the Board without stockholder approval pursuant to NYSE Rule 303A.08.

Item 7.01.    Regulation FD.

On June 10, 2024, the Company issued a press release regarding the appointment of Mr. Divita as Chief Executive Officer of the Company. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished under this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated June 5, 2024, by and between Teladoc Health, Inc. and Charles Divita.
10.2	Employment Agreement, dated June 10, 2024, by and between Teladoc Health, Inc. and Charles Divita.
10.3	Amendment No. 2 to Executive Severance Agreement, dated June 6, 2024, by and between Teladoc Health, Inc. and Mala Murthy.
10.4	First Amendment to Teladoc Health, Inc. 2023 Employment Inducement Award Plan.
99.1	Teladoc Health, Inc. press release, dated June 10, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2024

Teladoc Health, Inc.

By:	/s/ Adam C. Vandervoort
Name:	Adam C. Vandervoort
Title:	Chief Legal Officer and Secretary